Exhibit 23.1


[GRAPHIC OMITTED] ERNST & YOUNG      [GRAPHIC OMITTED] Ernst & Young Accountants


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference of our reports dated April 2, 2007, with respect to the consolidated financial statements of ABN AMRO Holding N.V., ABN AMRO Holding N.V.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ABN AMRO Holding N.V. included in its Annual Report on form 20-F in the Registration Statement (Form S-8 No. 333-00000) pertaining to the ABN AMRO Global Key Employee Retention Plan filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands
March 6, 2008


/s/ Ernst & Young Accountants
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Ernst & Young Accountants